Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P., hereby consents to the references to our firm in this Registration Statement on Form S-3 (the “Registration Statement”) of ATP Oil & Gas Corporation and subsidiaries (the “Company”), and to the incorporation by reference into the Registration Statement of our reserve reports dated March 2, 2004 and March 9, 2004 set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Ryder Scott Company, L.P.

Houston, Texas

December 15, 2004